Exhibit 99.1

Albemarle Presents Vision 2010 Strategy at 2008 Investor Conference

RICHMOND, Va.—May 12, 2008 —Albemarle Corporation (NYSE: ALB), a leading global specialty chemicals company, will present its Vision 2010 at its 2008 Investor Conference on Tuesday, May 13, 2008, in Houston, Texas. More than 50 analysts and investors are expected to attend the event, which will be hosted by Mark C. Rohr, president and chief executive officer of Albemarle, and will be webcast live at www.wsw.com/webcast/alb/.

Vision 2010 outlines the company’s strategy to grow revenue to $3.2 billion, with earnings potential in excess of $4.00 per share, by using Albemarle’s innovative capacity to address many of the challenges faced by society.

“Over the next three years, we expect to make significant progress toward our strategic growth objectives to drive financial and operational excellence resulting in improved earnings, while working to become the number one green solutions provider to our chosen markets,” Rohr said. “Our strategies for success include initiatives to help refineries create clean-burning fuel from poor-quality crude oil, make renewable fuels from non-food-source raw materials, and support the development of new pharmaceutical and agricultural products. Solutions also will include new polymers to address environmental concerns, as well as products to eliminate emissions from refineries and make coal a cleaner fuel source for our country.”

Along with Rohr, nine other company executives will present Albemarle’s strategies for achieving Vision 2010. Presentation materials will be available from Albemarle at www.albemarle.com/IRConference approximately 30 minutes prior to the start of the webcast.

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana, USA

Tel: +1 225 388 7106

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments—Polymer Additives, Catalysts and Fine Chemicals—and serves customers in approximately 100 countries. Learn more about Albemarle at www.albemarle.com.

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Media Contacts: Stephanie Dixon, (225) 388-7904, Stephanie_Dixon@albemarle.com; or René Milligan, (225) 388-7106, Rene_Milligan@albemarle.com

Investor Relations Contacts: Sandra Rodriguez, (225) 388-7654, Sandra_Rodriguez@albemarle.com

Forward-Looking Statements:

Portions of this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Albemarle Corporation believes its expectations reflected in the release are based on reasonable assumptions within the bounds of its knowledge of its business and operations; there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation, the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies and increased government regulation of our operations or our products. Additional factors that could cause Albemarle’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in item 1A of our Annual Report for the period ended December 31, 2007.

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana, USA

Tel: +1 225 388 7106